UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2022

UGI Corporation
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-11071	23-2668356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
460 North Gulph Road, King of Prussia, PA 19406
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: 610 337-1000
Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	UGI	New York Stock Exchange
Corporate Units	UGIC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2022, UGI Corporation (the “Company”) announced the appointment of Robert F. Beard, age 57, to the newly created executive officer position of Chief Operations Officer of the Company, effective immediately.

In his new role, Mr. Beard will be accountable for ensuring the execution of strategy, delivering safe and reliable service, and driving continuous improvement of the customer experience across each of the Company’s business units. Mr. Beard most recently served as Executive Vice President, Natural Gas (since October 2018) and Global Engineering & Construction and Procurement (since October 2021). Mr. Beard will retain responsibility for global engineering, construction and procurement and will continue to serve as Chief Executive Officer of the Company’s wholly owned subsidiaries, UGI Utilities, Inc. (since September 2011) and Mountaineer Gas Company (since September 2021). He previously served as President of UGI Utilities, Inc. from September 2011 until September 2020. Mr. Beard joined UGI Utilities, Inc. in 2008 and previously served as Vice President, Marketing, Rates and Gas Supply and as Vice President, Southern Region of UGI Utilities, Inc. He has nearly 25 years of experience in the gas utility industry, and prior to joining UGI Utilities, Inc. he served as Vice President of Operations and Engineering of PPL Gas Utilities Corporation.

A copy of the Company’s press release announcing the foregoing is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Effective upon his promotion, the Company has agreed to pay Mr. Beard an annual base salary of $632,500. In addition, Mr. Beard will continue to participate in the Company’s annual bonus plan. His target annual bonus plan opportunity in his new role, as a percentage of annual base salary, will be 85%, prorated for fiscal year 2023 based on his promotion date. Mr. Beard also will continue to participate in the Company’s long-term incentive compensation plan, the UGI Corporation 2021 Incentive Award Plan (the “2021 Plan”). The Company’s Board of Directors approved a target equity value of $1,350,000 for Mr. Beard’s new position. The equity awards are expected to consist of performance units, stock options, and restricted stock units and would be granted under the 2021 Plan in January of 2023 consistent with the Company’s annual award cycle. In connection with his promotion, Mr. Beard will also be required to enter into a new Confidentiality, Non-Competition and Non-Solicitation Agreement with the Company. Additionally, pursuant to a new Change in Control Agreement, the Company will provide Mr. Beard with cash benefits (“Benefits”) if the Company terminates his employment without cause or if he terminates employment for good reason at any time within two (2) years following a change in control. Benefits under his Change in Control Agreement will be equal to two (2) times his annual base salary and annual bonus. In order to receive Benefits under his Change in Control Agreement, Mr. Beard is required to execute a release discharging the Company and its subsidiaries from liability or any claims he may have against any of them, other than claims or amounts or benefits due him under any plan, program, or contract provided by or entered into with the Company or its subsidiaries.

Other than as described herein, Mr. Beard’s compensation and benefits are consistent with the description in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on December 16, 2021.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Press Release of UGI Corporation dated December 1, 2022.
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

December 1, 2022	By:	/s/ Jessica A. Milner
	Name:	Jessica A. Milner
	Title:	Assistant Secretary